Multiband Reports Third Quarter Results

MDU Segment Revenue Increases 25.8%

MINNEAPOLIS--(BUSINESS WIRE)---Multiband Corporation, (NASDAQ:MBND), a leading provider of video, data, and voice systems and services to multiple dwelling units, announced today third quarter results for the period ended September 30, 2006.

The Company recorded third quarter revenue of $4,524,885 compared to $4,257,660 for the year-earlier period. Revenue from Multiband’s Multiple Dwelling Unit (MDU) segment, which includes results as the master service operator for DirecTV, increased to $2,630,299, compared to $2,091,442 in the year-earlier period as a result of an increase in agent fees and subscriptions. Revenue from the Company’s MCS (MCS) segment, which provides voice, data and video services to residential multi-dwelling units as the principal to subscribers, declined from $2,166,218 in the year-earlier period to $1,894,586 in the 2006 third fiscal quarter due to a decline in equipment sales to property owners. Sales of recurring revenue services in the segment, exclusive of equipment sales, increased 4.9% during the period.

In the third quarter of fiscal 2006, Earnings Before Interest, Taxes, Depreciation, and Amortization, (exclusive of discontinued operations), and other non-cash charges (EBITDA) was $(230,219), compared to $(392,487) in the third quarter of fiscal 2005. The 2006 third quarter results include a charge of $169,846 for stock-based compensation under SFAS 123R.The Company reported a loss attributable to common stockholders of $2,465,518, or $(0.07) compared to a loss attributable to common stockholders of $3,328,489, or $(0.11) per share in the same period in fiscal 2005. The 2005 results included income from discontinued operations of $248,249. Preferred stock dividends, primarily a non-cash charge, were $302,990 and $1,364,180 in the respective periods.

"We continue to make solid progress in our MDU segment," said James L. Mandel CEO of Multiband. "Revenue in the segment has grown steadily and profitably as income from operations at the unit rose by 117% from the same period a year-earlier. We will focus our efforts on growing that business and expanding the network of system operators. Our agreement with DIRECTV, Inc. to provide an integrated billing statement to Multiband customers subscribing to DIRECTV® services as well as Multiband's voice and data applications, will facilitate this, as it provides Multiband with a significant competitive advantage, enhancing our marketing activities to new customers. Our MCS segment declined, as landlords purchased less equipment from Multiband between the comparable quarters. However, we believe the assets in that business segment are undervalued, as these assets can be monetized at levels above both market and book values as demonstrated by our recent sale of California-based video subscribers to Los Angeles-based Consolidated Smart Systems LLC for approximately $1,000 per customer, significantly above their book value. In the coming months, we will look for ways to drive further growth and operating efficiencies from our existing businesses, monetize non-core assets and selectively make acquisitions that support our core franchise."

The Company reported approximately 116,200 owned and managed Revenue Generating Units (RGUs) comprised of its "Watch, Talk, and Surf" services of video, voice, and internet products.

Third Quarter Conference Call

The Company's executives will host a conference call today at 4:30 Eastern Time to discuss these results. Interested participants should call 877-719-8106 when calling within the United States. Please use passcode 2192824 or Multiband Corp Earning Call. There will be a playback available as well.

About Multiband...

Multiband Corporation, formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. Multiband, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida, Minnesota, North Dakota, and New York. Multiband has offices in Fargo, Minneapolis, Rochester, Los Angeles, Chicago, New York and Tampa. For additional information, please go to www.multibandusa.com. Multiband is an exclusive DIRECTV Master System Operator and one of the largest providers of DIRECTV Services to apartments, lodging, hospitality locations, restaurants and timeshare resorts in the United States.

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that affect the Company's financial results; can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The majority of the Company's non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. The following table reconciles the Company's EBITDA to our consolidated net loss as computed under GAAP.

Multiband Corporation and Subsidiaries
Third Quarter 10-Q
September 30, 2006

	Three Months Ended
	September 30,	September 30,
	2006	2005
Selected Data
Revenues	$4,524,885	$4,257,660
EBITDA (not including discontinued operations)	$(230,219)	$(392,487)
Net Interest Expense (Cash and non-cash)	(295,553)	(487,459)
Depreciation & Amortization	(1,404,855)	(1,255,188)
Taxes and Other Non Cash Expense associated with Stock Issuance and Provisions for doubtful accounts and inventory reserves	(231,901)	(77,424)
Loss from Continuing Operations	(2,162,528)	(2,212,558)
Income from Discontinued Operations	0	248,249
Net Loss	$(2,162,528)	$(1,964,309)

Contact:
Multiband Corporation
James L. Mandel, CEO, 212-732-4300
or
CEOcast, Inc.
Andrew Hellman, 763-504-3000